UNITED STATES
	          SECURITIES AND EXCHANGE COMMISSION
		        Washington, D.C. 20549

			     SCHEDULE 13G

	       Under the Securities Exchange Act of 1934
		       (Amendment No. 1)


			Ellington Financial LLC
--------------------------------------------------------------------------------
			   (Name of Issuer)


		      Common Shares, no par value
--------------------------------------------------------------------------------
		     (Title of Class of Securities)


			      288522303
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			    (CUSIP Number)


			     Michael Anson
			   BBR Partners, LLC
			Two Grand Central Tower
		     140 E. 45th Street, 26th Floor
			   New York, NY 10017
			     (212) 313-9871
	     (Name, Address and Telephone Number of Person
	   Authorized to Receive Notices and Communications)

			   January 17, 2020
	(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

______________________________________________________________________________
CUSIP No. 288522303                    13G                    Page 2 of 5 Pages


1.	 	NAMES OF REPORTING PERSONS
		I.R.S. IDENTIFICATION NOS. (ENTITIES ONLY)

BBR Partners, LLC
------------------------------------------------------------------------------
2.	 	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(see instructions)
(a)    [ ]
(b)    [X]
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3.	 	SEC USE ONLY
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4.	 	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
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		5.	 	SOLE VOTING POWER

		BBR Partners, LLC - 0
		--------------------------------------------------------------
   NUMBER OF	6.	 	SHARED VOTING POWER
    SHARES
 BENEFICIALLY 	0
 OWNED BY EACH 	--------------------------------------------------------------
  REPORTING 	7.	 	SOLE DISPOSITIVE POWER
 PERSON WITH
		BBR Partners, LLC - 0
		--------------------------------------------------------------
	 	8.	 	SHARED DISPOSITIVE POWER

		0
		--------------------------------------------------------------
9.	 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		0
-----------------------------------------------------------------------------
10.	 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

(see instructions)    [ ]
------------------------------------------------------------------------------
11.	 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
------------------------------------------------------------------------------
12.	 TYPE OF REPORTING PERSON (see instructions)

IA
------------------------------------------------------------------------------
_____________________________________________________________________________
CUSIP No. 288522303                    13G                   Page 3 of 5 Pages

Item 1.
 	(a)	Name of Issuer

	Ellington Financial LLC

 	(b)	Address of Issuers Principal Executive Offices

	53 Forest Ave., Old Greenwich, CT 06870

Item 2.
 	(a)	Name of Person Filing

	BBR Partners, LLC

 	(b)	Address of the Principal Office or, if none, residence

	Two Grand Central Tower
	140 E. 45th Street, 26th Floor
	New York, NY 10017
	(212) 313-9871

 	(c)	Citizenship

	Delaware

 	(d)	Title of Class of Securities

	Common Shares, no par value

 	(e)	CUSIP Number

	288522303

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	[ ] Broker or dealer registered under section 15 of the Act
		    (15 U.S.C. 78o).

 	(b)	[ ] Bank as defined in section 3(a)(6) of the Act
		    (15 U.S.C. 78c).

 	(c)	[ ] Insurance company as defined in section 3(a)(19) of the
		    Act (15 U.S.C. 78c).

 	(d)	[ ] Investment company registered under section 8 of the
		    Investment Company Act of 1940 (15 U.S.C. 80a-8).

 	(e)	[X] An investment adviser in accordance with Section
		    240.13d-1(b)(1)(ii)(E);

 	(f)	[ ] An employee benefit plan or endowment fund in accordance
		    with Section 240.13d-1(b)(1)(ii)(F);

 	(g)	[ ] A parent holding company or control person in accordance
		    with Section 240.13d-1(b)(1)(ii)(G);

 	(h)	[ ] A savings associations as defined in Section 3(b) of the
		    Federal Deposit Insurance Act (12 U.S.C. 1813);

 	(i)	[ ] A church plan that is excluded from the definition of an
		    investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

 	(j)	[ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


______________________________________________________________________________
CUSIP No. 288522303                    13G                    Page 4 of 5 Pages

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

 	(a)	 	Amount beneficially owned:  0

 	(b)	 	Percent of class:  0%

 	(c)	 	Number of shares as to which the person has:

 	 	 	(i)	Sole power to vote or to direct the vote
				0.

 	 	 	(ii)	Shared power to vote or to direct the vote 0.

 	 	 	(iii)	Sole power to dispose or to direct the
				disposition of 0.

 	 	 	(iv)	Shared power to dispose or to direct the
				disposition of 0.

Note 1: BBR Partners, LLC (BBR), an investment adviser that is registered under the Investment Advisers Act of 1940, renders investment advice to, and manages onshore and offshore investment funds (such investment funds referred to hereinafter as, the "Funds"). In its role as investment adviser, BBR previously possessed voting and/or investment power over the securities of the Issuer that were owned by the Funds. ll securities previously reported in this schedule were owned by the Funds. BBR disclaims beneficial ownership of such securities.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or withthe effect of changing or influencing the control ofthe issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Sec. 240.14a-11.


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CUSIP No. 288522303                    13G                   Page 5 of 5 Pages

							     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	Dated: January 27, 2020

					BBR PARTNERS, LLC
					By:	 /s/ Michael Anson
 	 				Name: Michael Anson
 	 				Title: Chief Compliance Officer